Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-282933, 333-282934, and 333-291696) on Form S-3 and (Nos. 333-249286, 333-254145, 333-262949, 333-269944, 333-277245, and 333-285304) on Form S-8 of our report dated February 26, 2026, with respect to the consolidated financial statements of C4 Therapeutics, Inc.
/s/ KPMG LLP
Boston, Massachusetts
February 26, 2026